Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 29, 2016, MKS Instruments, Inc. (the “Company” or “MKS”) completed its acquisition of Newport Corporation (“Newport”) pursuant to an Agreement and Plan of Merger, dated as of February 22, 2016 (the “Merger Agreement”), by and among the Company, PSI Equipment, Inc., a wholly owned subsidiary of the Company, and Newport (the “Newport Merger”). At the effective time of the Newport Merger and pursuant to the terms and conditions of the Merger Agreement, each share of Newport’s common stock that was issued and outstanding immediately prior to the effective time of the Newport Merger was converted into the right to receive $23.00 in cash, without interest and subject to deduction for any required withholding tax.

The aggregate consideration paid by the Company to the former Newport stockholders was approximately $905 million excluding related transaction fees and expenses, the repayment of approximately $93 million of Newport’s U.S. indebtedness outstanding as of immediately prior to the effective time of the Newport Merger and non-cash consideration related to the exchange of share-based awards of approximately $12 million for a total purchase consideration of approximately $1,011 million. The Company funded the payment of the aggregate consideration with a combination of the Company’s available cash on hand and the proceeds from the Company’s senior secured term loan facility as described below.

The following unaudited pro forma condensed combined financial information is based on and derived from the separate historical financial statements of the Company and Newport to illustrate the effect of the acquisition of Newport and gives effect to the assumptions and pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the Newport Merger as if it had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations gives effect to the Newport Merger as if it had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, and factually supportable. The unaudited pro forma condensed combined statement of operations has also been adjusted to give effect to pro forma events that are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with the Company considered the acquirer of Newport. Accordingly, consideration given by the Company to complete the Newport Merger will be allocated to the assets and liabilities of Newport based upon their estimated fair values as of the date of completion of the Newport Merger. Any excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The final valuations are expected to be completed as soon as practicable but no later than one year after the consummation of the Newport Merger. The purchase price allocations reflected in the unaudited pro forma condensed combined financial statements are preliminary and will be adjusted upon completion of our final valuations of the fair value of the assets and liabilities of Newport as of the effective dates of the Newport Merger, which requires extensive use of accounting estimates and management judgment. Although we believe the fair values assigned to the assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial information are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocations, including, but not limited to, the allocations related to components of working capital, identifiable intangible assets, goodwill, property and equipment, inventory, deferred revenues and deferred income taxes, and any resulting impacts to amortization and income taxes.

The unaudited pro forma condensed combined statement of operations is presented for informational and illustrative purposes in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the date or during the periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated statement of operations and the accompanying notes should be read in conjunction with the historical audited consolidated financial statements and notes thereto of MKS for the year ended December 31, 2015 included in MKS’ Annual Report on Form 10-K, filed with the SEC on February 26, 2016, and Newport’s historical audited financial statements and notes thereto for the year ended January 2, 2016, which are incorporated by reference as Exhibit 99.1 to the Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2015 and JANUARY 2, 2016

(In thousands)	December 31, 2015 Historical MKS	January 2, 2016 Historical Newport	(a) Reclassifications	(b) Reclassifications	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$227,574	$41,678	$—	$—	$(93,200)	(c)	$176,052
Restricted cash	—	721	—	—	—		721
Short-term investments	430,663	—	—	—	(147,405)	(c)	283,258
Trade accounts receivable, net of allowance for doubtful accounts	101,883	107,196	—	—	—		209,079
Inventories	152,631	113,505	—	5,737	12,492	(d)	284,365
Other current assets	26,760	16,914	—	1,346	8,922	(e)	53,942

Total current assets	939,511	280,014	—	7,083	(219,191)		1,007,417
Property, plant and equipment, net	68,856	83,446	—	—	36,252	(f)	188,554
Goodwill	199,703	103,760	—	—	328,123	(g)	631,586
Intangible assets, net	44,027	65,820	—	—	329,108	(g)	438,955
Deferred income taxes	19,252	13,914	—	—	(29,135)	(h)	4,031
Investments and other assets	1,998	29,689	—	(7,083)	459	(i)	25,063

Total assets	$1,273,347	$576,643	$—	$—	$445,616		$2,295,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	—	3,121	—	—	7,800	(j)	10,921
Accounts payable	23,177	29,994	—	(109)	26,036	(k)	79,098
Accrued compensation	28,424	32,765	—	(2,316)	10,055	(l)	68,928
Income taxes payable	4,024	—	1,834	274	—		6,132
Deferred revenue	7,189	—	13,426	—	(6,635)	(m)	13,980
Other current liabilities	28,170	31,726	(15,260)	2,151	—		46,787

Total current liabilities	90,984	97,606	—	—	37,256		225,846
Long-term debt	—	74,247	—	—	677,250	(j),(n)	751,497
Pension liabilities	—	27,843	—	—	—		27,843
Long-term deferred tax liabilities	—	2,627	—	—	117,027	(o)	119,654
Other liabilities	21,482	6,807	—	—	(2,655)	(p)	25,634
Commitments and contingencies
Stockholders’ equity:
Preferred stock
Common stock	113	4,512	—	—	(4,512)	(q)	113
Additional paid-in capital	744,725	455,089	—	—	(455,089)	(q)	744,725
Retained earnings	427,214	(67,394)	—	—	51,645	(q),(r)	411,465
Accumulated other comprehensive loss	(11,171)	(24,694)	—	—	24,694	(q)	(11,171)

Total stockholders’ equity	1,160,881	367,513	—	—	(383,262)		1,145,132

Total liabilities and stockholders’ equity	$1,273,347	$576,643	$—	$—	$445,616		$2,295,606

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND JANUARY 2, 2016

(In thousands, except per share data)	December 31, 2015 Historical MKS	January 2, 2016 Historical Newport	(1) Reclassifications	(2) Reclassifications	Pro Forma Adjustments		Pro Forma Combined
Net revenues:
Products	$697,104	$—	$565,964	$(73)	$—		$1,262,995
Services	116,420	—	36,727	—	(2,285)	(3)	150,862

Total net revenues	813,524	602,691	—	(73)	(2,285)		1,413,857
Cost of revenues:
Cost of products	373,764	—	319,442	1,217	3,444	(4)	697,867
Cost of services	76,888	—	20,729	1,626	178	(5)	99,421

Total cost of revenues (exclusive of amortization shown separately below)	450,652	340,171	—	2,843	3,622		797,288
Gross profit	362,872	262,520	—	(2,916)	(5,907)		616,569
Research and development	68,305	58,512	—	42	379	(5)	127,238
Selling, general and administrative	129,087	155,531	—	(14,920)	1,962	(5)	271,660
Loss on sale or other disposal of assets	—	1,088	—	—	—		1,088
Acquisition costs	30	—	—	1,033	(405)	(6)	658
Restructuring	2,074	—	—	5,033	—		7,107
Amortization of intangible assets	6,764	—	—	8,427	22,656	(7)	37,847

Income from operations	156,612	47,389	—	(2,531)	(30,499)		170,971
Interest income	2,999	—	—	114	—		3,113
Interest expense	143	2,314	—	—	36,090	(8)	38,547
Other expense (income), net	—	2,009	—	(2,417)	—		(408)

Income before income taxes	159,468	43,066	—	—	(66,589)		135,945
Provision for income taxes	37,171	11,945	—	—	(24,555)	(9)	24,561

Net income	$122,297	$31,121	$—	$—	$(42,034)		$111,384

Net income per share:
Basic	$2.30						$2.09
Diluted	$2.28						$2.08
Weighted average common shares outstanding:
Basic	53,282						53,282
Diluted	53,560						53,560

See accompanying notes to unaudited pro forma condensed combined financial information.

Basis of Pro Forma Presentation

Pursuant to the Newport Merger, upon consummation of the Newport Merger, Newport’s restricted stock units and stock appreciation rights were converted to MKS’ restricted stock units and stock appreciation rights. MKS acquired 100% of the outstanding shares of Newport.

The Newport Merger is reflected in the unaudited pro forma condensed combined financial information as an acquisition of Newport by MKS in accordance with Accounting Standards Codification Topic 805, Business Combinations, using the acquisition method of accounting. Under these accounting standards, the total estimated purchase price is calculated as described below, and the assets acquired and the liabilities assumed have been measured at their estimated fair values. The fair value measurements utilize estimates based on key assumptions of the Newport Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation is expected to be completed as soon as practicable but no later than one year after the consummation of the Newport Merger. The final amounts recorded for the Newport Merger may differ materially from the information presented herein.

Under the acquisition method of accounting, the total estimated acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Newport based on their fair values as of the acquisition date. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes. For the purposes of the unaudited pro forma condensed financial statements, MKS has made an allocation of the acquisition consideration as follows:

(In thousands)
Current assets (including cash)	$192,198
Inventory	142,983
Intangible assets	394,928
Goodwill	421,939
Property, plant and equipment	119,942
Long-term assets	22,732

Total assets acquired	1,294,722

Current liabilities	97,735
Other long-term liabilities	186,376

Total liabilities assumed	284,111

Fair value of assets acquired and liabilities assumed	1,010,611

Less: cash acquired	(61,542)

Total preliminary purchase price, net of cash acquired	$949,069

Term Loan Credit Agreement

In connection with the completion of the Newport Merger, the Company entered into a term loan credit agreement (the “Credit Agreement”) with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders from time to time party thereto, that provided senior secured financing of $780 million, subject to increase in accordance with the Credit Agreement (the “Term Loan Facility”). Borrowings under the Term Loan Facility bear interest per annum at one of the following rates selected by the Company: (a) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the “prime rate” quoted in The Wall Street Journal, (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%, and (4) a floor of 1.75%, plus, in each case, an applicable margin of 3.00%; or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, subject to a LIBOR rate floor of 0.75%, plus an applicable margin of 4.00%. The Term Loan Facility was issued with original issue discount of 1.00% of the principal amount thereof.

On June 9, 2016, the Company entered into Amendment No. 1 (the “Repricing Amendment”) to the Credit Agreement, dated as of April 29, 2016, by and among the Company, the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent and collateral agent for the lenders. The Repricing Amendment decreased the applicable margin for borrowings under the Company’s Term Loan Facility to 2.50% for base rate borrowings and 3.50% for LIBOR borrowings and extended the period during which a prepayment premium may be required for a “Repricing Transaction” (as defined in the Credit Agreement) until six months after the effective date of the Repricing Amendment. In connection with the execution of the Repricing Amendment, the Company paid a prepayment premium of 1.00%, or $7.3 million, as well as certain fees and expenses of the administrative agent and the Lenders, in accordance with the terms of the Credit Agreement. Immediately prior to the effectiveness of the Repricing Amendment, the Company prepaid $50 million of principal under the Credit Agreement, reducing the outstanding principal under the Credit Agreement from $780 million to $730 million.

Under the Credit Agreement, the Company is required to prepay outstanding term loans, subject to certain exceptions, with portions of its annual excess cash flow as well as with the net cash proceeds of certain asset sales, certain casualty and condemnation events and the incurrence or issuance of certain debt. The Company is also required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loans made on the closing date with such original principal amount reduced by any prepayments (such as the $50 million prepaid to date), with the balance due on the seventh anniversary of the closing date.

All obligations under the Term Loan Facility are guaranteed by certain of the Company’s domestic subsidiaries, and are secured by substantially all of the Company’s assets and the assets of such subsidiaries, subject to certain exceptions and exclusions.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and provisions relating to events of default. If an event of default occurs, the Lenders under the Term Loan Facility will be entitled to take various actions, including the acceleration of amounts due under the Term Loan Facility and all actions permitted to be taken by a secured creditor.

Senior Secured Asset-Based Revolving Credit Facility

In connection with the completion of the Newport Merger, the Company also entered into an asset-based credit agreement with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the other borrowers from time to time party thereto, and the lenders and letters of credit issuers from time to time party thereto (the “ABL Facility”), that provides senior secured financing of up to $50 million, subject to a borrowing base limitation. The borrowing base for the ABL Facility at any time equals the sum of: (a) 85% of certain eligible accounts; plus (b) subject to certain notice and field examination and appraisal requirements, the lesser of (i) the lesser of (A) 65% of the lower of cost or market value of certain eligible inventory and (B) 85% of the net orderly liquidation value of certain eligible inventory and (ii) 30% of the borrowing base; minus (c) reserves established by the administrative agent; provided that until the administrative agent’s receipt of a field examination of accounts receivable the borrowing base shall be equal to 70% of the book value of certain eligible accounts. The ABL Facility includes borrowing capacity in the form of letters of credit up to $15 million. The Company has not drawn against the ABL Facility.

Borrowings under the ABL Facility bear interest per annum at one of the following rates selected by the Company: (a) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the “prime rate” quoted in the The Wall Street Journal, and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%, plus, in each case, an initial applicable margin of 0.75%; and (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, plus an initial applicable margin of 1.75%. Commencing with the completion of the first fiscal quarter ending after the closing of the ABL Facility, the applicable margin for borrowings thereunder is subject to upward or downward adjustment each fiscal quarter, based on the average historical excess availability during the preceding quarter.

In addition to paying interest on outstanding principal under the ABL Facility, the Company is required to pay a commitment fee in respect of the unutilized commitments thereunder. The initial commitment fee is 0.375% per annum. Commencing with the completion of the first fiscal quarter ending after the closing of the ABL Facility, the commitment fee is subject to downward adjustment based on the amount of average unutilized commitments for the three-month period immediately preceding such adjustment date. The Company must also pay customary letter of credit fees and agency fees.

NOTES TO THE PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF OPERATIONS

Unaudited Pro Forma Condensed Combined Balance Sheet

Reclassifications

(a)	Reflects the separate presentation of income taxes payable, deferred revenue and other current liabilities for Newport for the year ended January 2, 2016.
(b)	Certain amounts from the historical consolidated financial statements of Newport have been reclassified to conform to MKS’ presentation.

Pro Forma Adjustments

(c)	The following table summarizes the estimated sources and uses of proceeds in connection with the Newport Merger.

(In thousands)
Sources:
Cash on hand and investments	$240,605
Debt financing	780,000

1,020,605

Uses:
Aggregate consideration for Newport shares	905,254
Repayment of Newport debt (i)	93,200
Financing fees (ii)	22,151

$1,020,605

(i) In connection with the Newport Merger, MKS paid off the outstanding balance of $93.2 million of Newport’s senior secured revolving credit agreement.

(ii) Includes $13.2 million of debt issuance costs and $7.8 million of original issue discount related to the Term Loan Facility. Also, reflects the payment of debt issuance costs of $1.2 million for the ABL Facility.

(d)	Reflects an adjustment of the historical Newport inventories to estimated fair value. This inventory adjustment will be fully recognized in cost of sales in the first two quarters following the consummation of the Newport Merger. The Company expects this step-up in basis and amortization of this amount to have a negative effect on gross margins.

(e)	Reflects a $0.7 million fair value adjustment to the historical Newport demo inventory, which is recorded in other current assets along with an $8.2 million adjustment related to the tax effects of adjustments described in notes (k) and (l).

(f)	Reflects an adjustment of the historical Newport fixed assets to estimated fair value.

(g)	Reflects the preliminary estimated goodwill and identifiable intangible assets as described in “Basis of Pro Forma Presentation” above, net of eliminating Newport’s historical goodwill of $103.8 million and intangible assets of $65.8 million. The Company has preliminarily allocated the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed.

(h)	Reflects an adjustment related to jurisdictional netting of pro forma deferred tax balances which includes the effect of purchase accounting.

(i)	Reflects deferred financing fees for the ABL Facility of $1.2 million, offset by the elimination of debt issuance costs of $0.7 million related to Newport’s senior secured revolving credit agreement which was paid off on the date of the Newport Merger.

(j)	The following table summarizes the term loan facility:

(In thousands)
Term Loan Facility	$780,000
Original issue discount	(7,800)
Debt issuance costs	(13,150)
Less: current portion of Term Loan Facility	(7,800)

Long-term portion of Term Loan Facility	751,250

Total Term Loan Facility	$759,050

(k)	Reflects $10.9 million and $15.1 million of direct transaction costs incurred by MKS subsequent to December 31, 2015 and Newport subsequent to January 2, 2016, respectively.

(l)	Reflects $10.1 million of accrued compensation for Newport employees who had change in control provisions which included accelerated vesting of share based awards within their severance agreements.

(m)	Reflects an adjustment of the historical Newport deferred revenue to estimated fair value.

(n)	Reflects the payoff of Newport’s senior secured revolving credit agreement of $74.0 million as of January 2, 2016. The actual amount paid on April 29, 2016, the closing date, was $93.2 million, including related fees.

(o)	Includes an increase of $149 million to deferred tax liabilities related to intangible assets created as of the transaction date and an increase of approximately $3 million from the reclassification of historical MKS deferred tax liabilities from other liabilities, offset by the elimination of $18 million of long-term deferred tax liabilities related to historical Newport intangible assets and $29 million related to the jurisdictional netting of the pro forma net deferred tax balances. In addition, includes an increase of approximately $12 million to deferred tax liabilities to conform to accounting policies related to the participation in an Israel Approved Enterprise Tax Regime.

(p)	Reflects the reclassification of historical MKS deferred tax liabilities from other liabilities.

(q)	Reflects the elimination of the historical carrying value of Newport’s existing shareholders’ equity.

(r)	Retained earnings reflects $10.9 million of direct transaction costs incurred by MKS subsequent to December 31, 2015, net of related tax effect of $1.4 million and reflects $10.1 million of compensation expense related to change in control provisions within certain Newport severance agreements, net of related tax effect of $3.8 million.

Unaudited Pro Forma Condensed Combined Statement of Operations

Reclassifications

(1)	Reflects the separate presentation of product and service revenue and the related cost of sales for Newport for the year ended January 2, 2016 to conform to MKS’ presentation.

(2)	Certain amounts from the historical consolidated financial statements of Newport have been reclassified to conform to MKS’ presentation.

Pro Forma Adjustments

(3)	Reflects the amortization of the reduction of deferred revenue based on the preliminary fair value of deferred revenue.

(4)	Reflects $2.7 million of depreciation expense related to the step-up in the preliminary fair value of fixed assets and $0.7 million for a policy alignment adjustment relating to capitalized inventory variances.

(5)	Reflects depreciation expense related to step-up in the preliminary fair value of fixed assets.

(6)	Reflects the elimination of $0.4 million of non-recurring merger related costs that have been recorded in the historical Newport statement of operations.

(7)	Reflects the incremental amortization of the preliminary fair value of the intangible assets acquired as follows:

(In thousands)	Intangible Assets	Estimated Useful Lives (Years)	Pro forma Amortization
Customer relationships	$243,200	8 to 17	$17,738
Trademarks / trade names	55,200	Indefinite	—
Developed technology	75,500	8 to 9	8,874
Backlog and IPR&D	18,900	3 to 9	4,033
Net favorable leasehold interest	2,128	2 to 5	438

	$394,928		31,083
Less: Newport historical amortization of intangibles			(8,427)

Pro forma incremental amortization			$22,656

(8)	Reflects the incremental interest expense related to the Company’s Term Loan Facility after the Newport Merger, comprised of borrowings under the senior secured term loan facility (and assumed no borrowings under the ABL Facility on the closing date of the Newport Merger), less interest expense of $2.2 million related to Newport’s senior secured revolving credit agreement, as follows:

(In thousands)
Interest expense on Term Loan Facility at 4.25%	$31,338
Amortization of debt issuance costs and original issue discount	6,767
Commitment fee on ABL Facility	188

38,293

Newport’s interest expense related to senior secured revolving credit agreement	(2,203)

Total adjustment	$36,090

The interest rate of 4.25% reflects the rate as of June 9, 2016, the date MKS entered into the Repricing Amendment. The amortization of the debt issuance costs includes the impact from amortizing the $7.3 million prepayment premium related to the Repricing Amendment.

If the interest rate of the Company’s Term Loan Facility were to change by 0.125%, the Company’s pro forma interest expense would change by $0.9 million.

(9)	Reflects the tax effects of the adjustments described in notes (3) – (8) at the respective statutory rate applicable to the respective jurisdiction each adjustment related to, which equated to a combined effective tax rate of approximately 37%.